AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Piedmont Community Bank Holdings, Inc. (“Piedmont”), a Delaware corporation, Crescent Financial Bancshares, Inc. (“Crescent Financial”), a Delaware Corporation, and Crescent State Bank (the “Bank”), a state bank chartered under the laws of North Carolina, and Scott Custer (the “Executive”) effective as of January 1, 2012 (the “Effective Date”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Term. Piedmont will employ Executive, and Executive accepts employment with Piedmont, upon the terms and conditions set forth in this Agreement, for the period beginning on December 16, 2009, (the “Original Effective Date”), and ending on the earlier of the third anniversary of the Original Effective Date or as provided in Section 5 (the “Initial Employment Period”). Crescent Financial will employ Executive, and Executive accepts employment with Crescent Financial, upon the terms and conditions set forth in this Agreement, for the period beginning on November 18, 2011 and ending upon the expiration of the Initial Employment Period. The Bank will employ Executive, and Executive accepts employment with the Bank, upon the terms and conditions set forth in this Agreement, for the period beginning December 30, 2011 and ending upon the expiration of the Initial Employment Period. This Agreement shall continue for successive one (1) year terms (each a “Subsequent Employment Period”) unless written notice is delivered by Piedmont, Crescent Financial, or the Bank to Executive, or by Executive to Piedmont, Crescent Financial, and the Bank at least ninety (90) days before the expiration of this Agreement or Executive’s employment is terminated as provided in Section 5 before the expiration of this Agreement. The Initial Employment Period and any Subsequent Employment Period are collectively referred to as the “Employment Period.” In the event that a party has given written notice of non-renewal, and the Executive’s employment with Piedmont, Crescent Financial, the Bank, or any one or combination of them nevertheless continues after the expiration of the Employment Period, such post-expiration employment shall be “at-will” and any party may terminate such employment with or without notice and for any reason or no reason.

Section 2. Position and Duties.

(a)     Piedmont Position. During the Employment Period, Executive will serve as Chief Executive Officer of Piedmont, reporting directly to the Board of Directors of Piedmont (“Piedmont Board”), and will be nominated as a director of Piedmont, and if nominated as a director or appointed as an officer by the Board of any Affiliate of Piedmont, will serve as a director (subject to any required shareholder approval) or officer of such Affiliate. Executive will have duties as assigned by the Piedmont Board that are consistent with the duties of chief executive officers of bank holding companies.

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(b)     Crescent Financial Position. Effective as of November 18, 2011, Executive will serve as Chief Executive Officer of Crescent Financial and effective as of December 6, 2011 Executive will serve as President of Crescent Financial, reporting directly to the Board of Directors of Crescent Financial (“Crescent Financial Board”). Executive will have duties as assigned by Crescent Financial Board that are consistent with the duties of chief executive officers and presidents of bank holding companies.

(c)     Crescent Bank Position. Effective as of December 30, 2011, Executive will serve as Chief Executive Officer of the Bank, reporting directly to the Board of Directors of the Bank (the “Bank Board”). Executive will have duties as assigned by the Bank Board that are consistent with the duties of chief executive officers of consumer and commercial banks.

(d)     Responsibilities. Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Employer Group. Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner in accordance with Piedmont’s, Crescent Financial’s, and the Bank’s policies and applicable law.

(e)     Definition of Affiliate and Employer Group. For purposes of this Agreement, “Affiliate” means, with respect to any specified individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity (“Person”), at any time, each Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person at such time. For purposes of this Agreement, the “Employer Group” means Piedmont, Crescent Financial, the Bank and each of their respective Affiliates. Unless context clearly indicates otherwise, references to the “Employer Group” shall be construed to refer to the Employer Group as a whole, any individual member, or any combination of members thereof.

Section 3. Salary and Benefits.

(a)     Salary. During the Initial Employment Period, the Employer Group will pay Executive a salary (“Salary”) at a rate of $320,000 per annum as compensation for all services as an officer, employee and director of the Employer Group. During any Subsequent Employment Period, Executive will receive Salary in the amount determined by the Crescent Financial Board in its sole discretion, which will not be less than $300,000 per annum. Salary will be payable in regular installments in accordance with the general payroll practices of Crescent Financial.

(b)     Bonus. For each calendar year during the Employment Period beginning with 2012 (each, a “Bonus Year”), Executive will be eligible to receive a performance bonus (“Bonus”) of up to two times Salary, based on the Employer Group’s achievement of performance measures, which may include: Asset Size; Return on Assets; Return on Equity; Efficiency Ratio; Quality of Deposits; Risk Based Assessment of Loan Portfolio; Loan Quality; Data Quality; Regulatory Relationships; and/or Quality and Depth of Management Team. The specific performance measures for each Bonus Year during the Term will be determined by the Crescent Financial Board, as advised by the Compensation Committee of the Crescent Financial Board, in its sole discretion, after consultation with the Executive. The determination whether the Executive has achieved the performance measures for each Bonus Year, and the amount of the Bonus to be awarded for each Bonus Year, will be determined by the applicable Board of Directors, as advised by the Compensation Committee of such Board of Directors, in its sole discretion. It is understood by Executive, Piedmont, Crescent Financial, and the Bank that bonuses at a level approaching two times base salary will only be awarded at a time when Piedmont or the Employer Group, as applicable, is considerably larger and highly profitable, and that if Piedmont or the Employer Group, as applicable, does not grow very significantly from its initial platform, then cash Bonus awards are unlikely. Executive must be employed by the Employer Group as of the last business day of a Bonus Year to be eligible for a Bonus for such Bonus Year. Any Bonus awarded to Executive will be paid within two and a half months after the end of the Bonus Year for which the Bonus is awarded.

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(c)     Stock Options. The total option pool for the senior executive team (which may include senior executives of Affiliates acquired by Piedmont) is ten percent (10%) of Piedmont’s equity. The Piedmont Board will award the Executive options in an amount up to 2 percent of equity issued in connection with each and every round of Piedmont financing after Piedmont’s first round financing, subject to: (i) the limits of the total option pool, taking into account option awards made to other members of the senior executive team, and (ii) the terms and conditions of the stock option plan and form of stock option award adopted by the Piedmont Board in connection with the issuance of such options, which award will include provisions for immediate vesting of options after the occurrence of both (1) a “Change of Control” (except for a change in control which results from the issuance or transfer of shares in connection with obtaining new financing or acquisitions) and (2) a termination without “Cause” (as defined below) or a resignation for “Good Reason” (within six months after the occurrence of the event constituting good reason). For purposes of vesting stock options, the terms “Change in Control” and “Good Reason” will be defined in the Stock option plan and/or award to be consistent with Internal Revenue Code Section 409A regulations.

(d)     Benefits. During the Employment Period, Executive will be entitled to those benefits to which senior executives of Piedmont, Crescent Financial, or the Bank become entitled under benefit plans and programs approved by the respective Boards of Directors (collectively, the “Benefits”), including any medical, dental, disability, life insurance and/or 401(k) plans, subject to all of the terms of such benefit plans applicable to any such Benefits.

(e)     Reimbursement of Business Expenses. During the Employment Period, the Employer Group will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Piedmont’s, Crescent Financial’s, or the Bank’s policies, as applicable, in effect from time to time with respect to travel, entertainment and other business expenses, subject to Piedmont’s, Crescent Financial’s, or the Bank’s requirements, as applicable, with respect to reporting and documentation of such expenses, provided, however, that reimbursements shall not be made for expenses submitted after the end of the calendar year following the calendar year in which the expenses were incurred.

(f)     Withholdings and Deductions. All payments made under this Agreement by the Employer Group shall be subject to all required federal, state and local withholdings and such deductions as Executive may instruct the Employer Group to take that are authorized by applicable law.

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(g)     Apportionment of Obligations. The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 and in Sections 4 and/or 5 may be apportioned between the members of the Employer Group for which Executive is performing services as they may agree from time to time in their sole discretion. Any payment of such obligations by any member of the Employer Group directly to the Executive shall extinguish the obligations of all other members of the Employer Group to the extent of such payments. The satisfaction of the obligations in this Section 3 and Section 5 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any applicable regulator of Piedmont, Crescent Financial, or the Bank.

(h)     Clawback of Incentive Compensation. Executive agrees to repay any incentive compensation previously paid or otherwise made available to him that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of Piedmont or any Affiliate are then traded) where such incentive compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer Group. The Executive agrees to return promptly any such incentive compensation identified by the Employer Group. If the Executive fails to return such incentive compensation promptly, the Executive agrees that the amount of such incentive compensation may be deducted from any and all other compensation owed to the Executive by the Employer Group. The Executive acknowledges that the Employer Group may take appropriate disciplinary action (up to, and including, termination of employment) if the Executive fails to return such incentive compensation. The provisions of this subsection 3(h) shall be modified to the extent, and remain in effect for the period, required by applicable law.

Section 4. [Reserved.]

Section 5. Termination. a) This Agreement will terminate on the date of Executive’s death. Piedmont, Crescent Financial, or the Bank may terminate Executive’s employment during the Employment Period by the delivery of a written notice that Executive’s employment is being terminated as of a specified date, for reasons of Disability (as defined herein), Cause (as defined herein) or “Without Cause” (for any reason other than death, Disability, or Cause). For purposes of this Agreement, “Cause” will mean, in the applicable Board of Directors’ good faith determination, Executive’s: (i) failure (except where due to Executive’s illness or injury) or refusal to perform, or neglect or unsatisfactory performance of, his duties hereunder which is not corrected by Executive within 30 days of receipt by Executive of written notice from Piedmont, Crescent Financial, or the Bank, as applicable, of such failure, neglect, refusal, or unsatisfactory performance, which notice will specifically set forth the factual basis for and the actions required to correct the same; (ii) commission of any intentional act that has the intended effect of injuring the reputation or business of the Employer Group; (iii) use of illegal drugs; (iv) commission of any act involving moral turpitude; (v) refusal to follow the lawful directions of any Board of Directors to whom Executive reports, or failure or refusal to cooperate with Piedmont, Crescent Financial, or the Bank, or at such entity’s request, any governmental or regulatory agency or entity, in providing information with respect to any act or omission by Executive in his capacity as an officer, director, executive, agent or fiduciary of Piedmont, Crescent Financial, or the Bank or any Affiliate of any of the foregoing for which Executive has rendered service in such capacity; (vi) violation of Piedmont, Crescent Financial, or the Bank policies, or any statute or regulation, in the performance of Executive’s duties, (vii) breach of the duty of loyalty, or commission of any other act or omission involving dishonesty, disloyalty, fraud, gross negligence or willful misconduct with respect to Piedmont, Crescent Financial, or the Bank or any Affiliate of any of the foregoing; (viii) breach of Section 7 or Section 8 of this Agreement; (ix) material breach of any provision of this Agreement (other than Section 7 or Section 8) which is not cured within ten (10) days after written notice thereof to Executive; (x) conviction of, or a plea of guilty or no contest or similar plea with respect to a felony, or any misdemeanor which involves either fraud, dishonesty or financial impropriety, or which results in the incarceration of Executive; (xi) commission by Executive of an act of fraud, dishonesty or embezzlement with respect to any Person. For purposes of this Agreement, “Disability” will mean, in the Board’s good faith determination, a physical or mental impairment that prevents or can be reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of 90 calendar days, or for more than a total of 75 business days, in any 12-month period, subject to the reasonable accommodation provisions of the Americans with Disabilities Act and other applicable state or local laws.

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(b)     If Executive resigns from the Employer Group during the Employment Period (which would be in violation of this Agreement) or is terminated for Cause by Piedmont, Crescent Financial, or the Bank: (i) Executive will solely be paid his Salary and any Benefits accrued through the last day of his employment; (ii) Executive will not be entitled to receive his Salary or any Benefits for periods after the termination of the Employment Period, or any Performance Bonus for the year in which employment terminated; and (iii) Executive’s rights with respect to vested and unvested stock options will be determined as provided in Piedmont’s stock option plan. In the event of Executive’s death or termination by Piedmont, Crescent Financial, and the Bank because of Disability, Executive will be paid: (x) his Salary and any Benefits accrued through the last day of his employment; (y) any Benefits to which he is entitled by reason of death or Disability pursuant to the terms of employee benefit plans in which he is a participant; and (z) Executive’s rights with respect to vested and unvested stock options will be determined as provided in Piedmont’s stock option plan. If Piedmont, Crescent Financial, and the Bank terminate Executive’s employment Without Cause during the Employment Period, Executive will be paid his Salary and any Benefits accrued through the last day of his employment, and, in addition, so long as Executive continues to comply with Sections 6, 7 and 8 of this Agreement, Executive will be entitled to receive: (A) monthly severance payments for a period of eighteen (18) months based on the Salary in effect at the time employment is terminated commencing within sixty (60) days following the Executive’s termination of employment; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the following calendar year, no severance will be paid prior to the first day of such following calendar year; and (B) Executive’s rights with respect to vested and unvested stock options will be determined as provided in Piedmont’s stock option plan. As a condition precedent to Executive’s right to receive the severance payments set forth in subsections 5(b)(A) and (B), Executive must sign a release of claims against Piedmont, Crescent Financial, the Bank and each of their officers, directors, employees and agents, and Affiliates, and each Affiliate’s officers, directors, employees and agents, in a form acceptable to Piedmont, Crescent Financial, and the Bank. Piedmont, Crescent Financial, and the Bank will provide the release to the Executive in sufficient time so that any applicable revocation period provided therein will expire prior to the end of the sixty (60) day period following termination of employment. For purposes of this Agreement “termination of employment” and all similar terms shall mean a “separation from service” within the meaning of Internal Revenue Code Section 409A.

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Section 6. Intellectual Property Rights. a) For purposes of this Agreement, “Works” shall mean intellectual property and proprietary rights, including without limitation, ideas, designs, concepts, techniques, inventions, discoveries and works of authorship, whether or not patentable or protectible by copyright or as a mask work, and whether or not reduced to practice, including, without limitation, devices, processes, trade secrets, formulas, techniques, compositions of matter, computer software programs, mask works and methods, together with any improvements thereon or thereto, derivative works made therefrom and know how related thereto.

(b)     Executive hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by Executive or jointly with others, either during or after his term of employment with the Employer Group, if such Works are (i) made through the use of any of the Confidential Information or any of the Employer Group’s equipment, facilities, supplies or time, or (ii) result from any work performed by Executive for the Employer Group, shall belong exclusively to the Employer Group and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Executive agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Employer Group shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, Executive hereby irrevocably assigns and transfers to the Employer Group the entire right, title and interest, domestic and foreign, of Executive in and to such Works. The Employer Group shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Executive agrees to give the Employer Group, and any person designated by the Employer Group, any assistance the Employer Group deems necessary or appropriate to perfect the rights defined in this Paragraph 6.

(c)     Executive will promptly disclose in writing (which may be by e-mail) to the Piedmont Board, or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by Executive or jointly with others, in connection with the business of the Employer Group either (i) during the Employment Period, whether or not Executive believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of his employment, or (ii) after the termination of employment, if such Work is made through the use of Confidential Information or any of the Employer Group’s equipment, facilities, supplies or time, or results from any work performed by Executive for the Employer Group.

(d)     Executive agrees to (i) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Employer Group and shall remain the sole property of the Employer Group; and (ii) assist the Employer Group, both during and subsequent to his employment with the Employer Group, in obtaining and enforcing for the Employer Group’s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by Executive (in whole or in part), the rights to which belong to or have been assigned to the Employer Group pursuant to this Agreement. Upon request, Executive will execute all applications, assignments, instruments and papers and perform all acts that the Employer Group or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of the Employer Group therein. The Employer Group agrees to bear all expenses which it causes to be incurred by Executive in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.

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(e)     Executive understands that utilization of the Works is in the sole discretion of the Employer Group, and that the Employer Group is not obligated to develop, market or otherwise use any device or product.

Section 7. Confidential Information. a) Executive shall not at any time disclose or use for the benefit of others any information relative to the activities of the Employer Group which is of a secret or confidential nature, including without limitation financial information, contracts, contract proposals and negotiations, business plans, administration procedures and dealings with any customer or other business relationship of the Employer Group. Specifically, Executive acknowledges that his duties and responsibilities will put Executive in a position of acquiring and creating Confidential Information (as that term is defined below), including without limitation Works as defined in Section 6 of this Agreement, concerning the Employer Group, the disclosure of which to competitors of the Employer Group or others could cause the Employer Group to suffer substantial and irreparable damage. Executive acknowledges, therefore, that it is in the Employer Group’s legitimate business interest to restrict Executive’s disclosure or use of such Confidential Information (and other Company Property) for any purpose other than the services provided by Executive to the Employer Group and to limit the possibility of any potential appropriation of such Confidential Information (and other Company Property) by Executive for his own benefit or the benefit of the Employer Group’s competitors and to the detriment of the Employer Group.

(b)     Executive hereby agrees and acknowledges that “Confidential Information” shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates or refers to any and all of the following: financial data; strategic business plans; acquisition plans; product development information (or other proprietary product data); marketing plans; processes; inventions; devices; Works; and all other non-public, proprietary or confidential information of, concerning or provided by or on behalf of the Employer Group, or the Employer Group’s clients, including without limitation, the terms and existence of this Agreement (provided, however, that Executive may disclose the terms and existence of this Agreement to his personal attorneys, immediate family, and/or accountants or in response to an inquiry of a governmental agency, court order or subpoena, or in order to enforce this Agreement). In addition, Executive may disclose his W-2 earnings, his job title, and the provisions of Paragraph 8 to potential or future employers. All of the foregoing is merely illustrative and Confidential Information is not limited to those illustrations. Information that is or becomes known or available to the public through no act or negligent omission by Executive is not Confidential Information.

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(c)     Executive agrees and acknowledges that “Company Property” shall mean all property and resources of the Employer Group, including without limitation, all Confidential Information, the Employer Group’s computer system and all software, e-mail and databases, telephone and facsimile services and all other administrative or support services provided by the Employer Group. All Company Property and Confidential Information is owned and/or held by and for the Employer Group exclusively, is intended for authorized, job-related purposes on behalf of the Employer Group only and shall not be used for any non-job-related purposes, nor for any amount of personal use that is not de minimus. Further, without limitation, Executive shall not, directly or indirectly, except in the course of his duties hereunder (a) remove from the Employer Group’s premises, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information or non-public Company Property, except as may be required by law, court order or subpoena and only after reasonable prior notice to the Employer Group where possible; or (b) make use of any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his employment, including to benefit himself or any other person or entity.

(d)     Executive understands that the Employer Group, from time to time, may enter into agreements with other parties which impose obligations or restrictions on the Employer Group regarding inventions or Works (as defined in Section 6(a)) made during the course of the performance of such agreements or regarding the confidential nature of such performance, or otherwise receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Employer Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, Executive agrees to be bound by all such obligations and restrictions of which Executive has notice, will hold Third Party Information in the strictest confidence, will not disclose (to anyone other than Employer Group personnel who need to know such information in connection with their work for the Employer Group) or use, except in connection with his work for the Employer Group, Third Party Information unless expressly authorized by the Employer Group in writing, and will otherwise take all action necessary to discharge the obligations to the Employer Group arising in connection with such Third Party Information. Nothing in this Agreement prevents Executive from responding to a governmental inquiry, court order or subpoena, provided Executive gives the Employer Group reasonable advance notice, when possible.

Section 8. Non-Compete, Non-Solicitation. Executive acknowledges and agrees that the Employer Group has provided and will continue to provide Executive with Confidential Information (as defined in Paragraph 7 of this Agreement), that the Employer Group’s business and profitability depend to a significant degree on such Confidential Information remaining confidential, and that the covenants in Paragraphs 7 and 8 of this Agreement are reasonable and necessary to protect the Confidential Information and trade secrets of the Employer Group. Accordingly, Executive agrees that Executive shall not (except with prior written consent of the Piedmont Board), directly or indirectly, as an owner, member, shareholder, employee, independent contractor, partner, consultant, joint venturer, investor, lender or otherwise, and whether acting alone or together with others:

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(a)     during the Employment Period, and for a period of eighteen months after Executive’s employment with the entire Employer Group ends for any reason, engage in North Carolina, South Carolina, Virginia or any other state in which the Employer Group conducts substantial business (the “Territory”) in any activities which are competitive with any business conducted by the Employer Group, except that nothing herein contained shall bar Executive from ownership of less than one percent (1%) of the number of outstanding shares of any securities listed for trading on any national exchange of a competitive business.

(b)     during the Employment Period and for a period of two years after Executive’s employment with the entire Employer Group ends for any reason, call upon, solicit, induce or encourage any customer with whom the Employer Group transacted business in the one year period before Executive’s employment terminated to: (i) reduce or terminate its business relationship with the Employer Group; or (ii) to enter into or become the subject of any direct or indirect contractual or business arrangement with another bank that has offices or conducts substantial business in the Territory.

(c)     during the Employment Period and for a period of two years after Executive’s employment with the entire Employer Group ends for any reason, recruit, employ, hire or retain or attempt to recruit, employ, hire or retain, directly or by assisting others, any other employees of the Employer Group, or contact or communicate with any other employees of the Employer Group for the purpose of inducing, encouraging or assisting such other employees to terminate their employment with the Employer Group. For purposes of this Section 8(c), “other employees” shall refer to employees who are still actively employed by the Employer Group at the time of the attempted contacting, communicating, recruiting, employing, hiring or retaining.

Section 9. Enforcement. Piedmont, Crescent Financial, the Bank and Executive agree that if, at the time of enforcement of Section 6, 7 or 8, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to information of the type described in Sections 6, 7 and 8, Piedmont, Crescent Financial, the Bank and Executive agree that money damages would be an inadequate remedy for any breach of Section 6, 7 or 8. Therefore, in the event of a breach of Section 6, 7 or 8, Piedmont, Crescent Financial, or the Bank may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 6, 7 or 8. The provisions of Sections 6, 7, 8 and 9 are intended to be for the benefit of the Employer Group and their respective successors and assigns, each of which may enforce such provisions and each of which (other than Piedmont, Crescent Financial, or the Bank, each as to its own rights) is an express third-party beneficiary of such provisions and this Agreement generally. The existence of any claim or cause of action which Executive may have against the Employer Group shall not constitute a defense or bar to the enforcement of Section 6, 7 or 8, but may, at his option, be asserted as a counterclaim. The provisions of this Section 9 shall not be construed as a waiver by Piedmont, Crescent Financial, or the Bank of any rights which it or any of them may have to damages or any other remedy against Executive for violation of Section 6, 7 or 8. Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of Sections 6, 7, 8 and 9.

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Section 10. Representations and Warranties of Executive. Executive represents and warrants to the Employer Group as follows:

(a)     Other Agreements. Executive represents and warrants that he is not in breach of any agreement or other obligation requiring Executive to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, that he has provided copies of all such agreements to Piedmont before signing this Agreement, and that neither the execution of this Agreement nor the performance by Executive of his obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement or obligation to which Executive is a party or to which Executive may be subject. Executive acknowledges and warrants that he will not bring to the Employer Group or use in the performance of his duties under this Agreement any documents or materials of any kind of a former employer or other Person that he is not legally authorized or permitted to use.

(b)     Prior Conduct. Executive further represents and warrants that Executive: (i) is not currently under investigation or been served with a subpoena by any government agency or self-regulatory organization; (ii) has not engaged in any violation of any statute, regulation or rule governing banks or bank holding companies; and (iii) has not been convicted of or pled no lo contendere to any crime, or have been determined by any government agency or self-regulatory organization to have violated any statute, regulation or rule governing banks or bank holding companies.

(c)     Authorization. This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

Section 11. Survival of Representations, Warranties and Covenants. All representations and warranties contained herein will survive the execution and delivery of this Agreement. The provisions of Sections 6, 7, 8, 9, 13 and 14 shall survive the expiration of this Agreement, and the termination of Executive’s employment and/or the Employment Period for any reason.

Section 12. Condition Precedent. This Agreement is contingent upon the completion of background checks acceptable to Piedmont, Crescent Financial, and the Bank and on Executive’s supplying required documentation of his eligibility to work in the United States.

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Section 13. Indemnification. To the fullest extent permitted by law, Piedmont, Crescent Financial, or the Bank, as applicable, shall indemnify Executive with respect to any actions, proceedings, investigations, or inquiries (collectively, “Actions”) commenced against or relating to Executive in his capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of Piedmont, Crescent Financial, or the Bank, or any Affiliate of any of the foregoing, for which Executive may render service in such capacity, whether by or on behalf of Piedmont, Crescent Financial, or the Bank, shareholders or any of the foregoing or third parties, including, without limitation, any governmental agency or entity, and Piedmont, Crescent Financial, or the Bank, as applicable, shall advance to Executive on a timely basis an amount equal to the reasonable fees and expenses incurred in defending such Actions, after receipt of an itemized request for such advance, and an undertaking from Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by Piedmont, Crescent Financial, or the Bank, as applicable, if it shall ultimately be determined that Executive is not entitled (as a matter of law or by judicial determination) to be indemnified against such expenses. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not in limitation of any other right to indemnification or exoneration to which Executive is entitled at law, or under the governing organizational documents and/or policies of Piedmont, Crescent Financial, or the Bank, as applicable. Each of Piedmont, Crescent Financial, and the Bank agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for Executive, to the extent not already procured.

Section 14. Miscellaneous.

(a)     Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient, if to Executive, to the Chairman of the Piedmont Board, if to Piedmont, to the Chairman of the Crescent Financial Board, if to Crescent Financial, or to the Chairman of the Bank Board, if to the Bank or (ii) on the date of transmission when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), if sent at or before 5 p.m. on such date, or on the business day following the date of transmission if sent after 5 p.m., or (iii) on the business day following the date of deposit when properly deposited for next day delivery by a nationally recognized commercial overnight delivery service, prepaid; or (iv) on the date received by a recipient when properly deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

Scott Custer

3600 Glenwood Avenue, Suite 300

Raleigh, North Carolina 27612

Notices to Piedmont, to:

Piedmont Community Bank Holdings, Inc.

3600 Glenwood Avenue

Suite 300

Raleigh, North Carolina 27612

Attention: Adam Abram, Chairman of the Board

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Notices to Crescent Financial, to:

Crescent Financial Bancshares, Inc.

3600 Glenwood Ave

Suite 300

Raleigh, North Carolina 27512

Attention: Chairman of the Board

Notices to the Bank, to:

Crescent State Bank

1005 High House Road

Cary, North Carolina 27513

Attention: Chairman of the Board

with a copy (which will not constitute notice to Piedmont, Crescent Financial, or the Bank), to:

Kenneth Henderson, Esq.

Jay P. Warren, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

33rd Floor

New York, New York 10104

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)     Consent to Amendments. No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in a writing executed by such party. No course of dealing between Piedmont, Crescent Financial, the Bank, or any one or combination of them, on the one hand, and Executive on the other hand, or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c)     Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, this Agreement may not be assigned by Executive and any such assignment shall be null and void. This Agreement may be assigned by Piedmont, Crescent Financial, or the Bank to any of Affiliate of any of the foregoing, or to any successor, or to any purchaser of substantially all of the assets of any of the foregoing.

(d)     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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(e)     Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f)     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

(g)     Governing Law. Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. In furtherance of the foregoing, the law of the State of North Carolina will control the interpretation and construction of this Agreement, even though under North Carolina’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h)     Waiver of Jury Trial. Each party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the employment relationship between Executive, on the one hand, and Piedmont, Crescent Financial, the Bank, or any one or combination of them, on the other, or the termination of any such relationship for any reason. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action will be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(i)     Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT OR THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES WILL BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA OR THE UNITED STATES DISTRICT COURT WHICH HAVE JURISDICTION OVER THE COUNTY IN WHICH PIEDMONT HEADQUARTERS ARE LOCATED AT THE TIME ANY SUCH PROCEEDINGS ARE COMMENCED AND WHICH HAVE JURISDICTION OVER AN ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE EMPLOYMENT RELATIONSHIP BETWEEN EXECUTIVE, ON THE ONE HAND, AND PIEDMONT, CRESCENT FINANCIAL, THE BANK, OR ANY ONE OR COMBINATION OF THEM, ON THE OTHER. EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(j)     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

(k)     Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes and preempts any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way, including the Proposed Terms of Employment signed by Executive on August 28, 2009 and the employment agreement by and between the Executive and Piedmont effective as of December 16, 2009.

(Signatures on the following page)

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the dates written below effective as of the Effective Date.

Piedmont Community Bank Holdings, Inc.

By:	/s/ J Adam Abram
Name: J Adam Abram
Title: Chairman
Dated: April 4, 2012

Crescent Financial Bancshares, Inc.

By:	/s/ Terry S. Earley
Name: Terry S. Earley
Title: Chief Financial Officer
Dated: April 4, 2012

Crescent State Bank

By:	/s/ Lee H. Roberts
Name: Lee H. Roberts
Title: Chief Operating Officer
Dated: April 4, 2012

/s/ Scott Custer
Scott Custer

Dated: April 4, 2012

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